Exhibit 4.1
INFOGROUP INC.
AMENDMENT NO. 1 TO
PREFERRED STOCK RIGHTS AGREEMENT
     This Amendment No. 1 (this “ Amendment”), dated as of June 29, 2010, is made by and between InfoGroup Inc., a Delaware corporation (the “ Company”), and Wells Fargo Bank, N.A., (the “ Rights Agent”) to amend the Preferred Stock Rights Agreement, dated as of May 4, 2009, by and between the Company and the Rights Agent (the “ Rights Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement.
Recitals
     Whereas, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;
     Whereas, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:
Amendment
1.	Amendment of the Rights Agreement.
     1.1 Section 1 is amended by inserting the following subsections at the end of Section 1:
“(ss) “Effective Time” shall have the meaning set forth in the Merger Agreement.”
“(tt) “Merger” shall have the meaning set forth in the Merger Agreement.”
“(uu) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 8, 2010 by and among the Company, Omaha Holdco Inc., a Delaware corporation, and Omaha Acquisition Inc., a Delaware corporation, as it may be amended or supplemented from time to time.”

     1.2 A new Section 35 is hereby added to read in its entirety as follows:
“Section 35. Termination. Immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall terminate and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the Rights shall be cancelled and extinguished and no Person who at any time was the holder of any of the Rights shall be entitled to any benefits, rights or other interests under this Agreement, including without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person or Principal Party. Notwithstanding the foregoing, Section 18 and Section 20 shall survive the termination of this Agreement.”
2. No Other Amendment. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement and is consistent with the terms thereof. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement. Notwithstanding the terms of Section 30 of the Rights Agreement, Omaha Holdco Inc. and Omaha Acquisition Inc. shall be express third party beneficiaries hereof.
3. Effect of Amendment. This Amendment shall be effective as of the date first written above; provided, however, that this Amendment shall automatically terminate and be of no further force or effect on the date on which the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.
4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any term or other provision of the Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nonetheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the board of directors of the Company.

     The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

WELLS FARGO BANK, N.A.			INFOGROUP INC.

By:	/s/ Christine A. Garrick		By:	/s/ Thomas J. McCusker

	Name:	Christine A. Garrick		Name:	Thomas J. McCusker
	Title:	Asst. Vice President		Title:	Secretary and Executive Vice
President for Business
Conduct and General
Counsel
[SIGNATURE PAGE TO AMENDMENT NO.1 TO RIGHTS AGREEMENT]